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Welcome

Welcome to the Commercial Metals Company's 2012 Annual Meeting website. CMC stockholders of record will receive voting materials in the mail and your Board recommends that you **vote the WHITE proxy card "FOR" CMC's three highly qualified candidates to serve on the Company's Board**:

- Harold L. Adams, Chairman Emeritus of RTKL Associates, Inc.;
- Joe Alvarado, CMC's President and CEO; and
- Anthony A. Massaro, former President and CEO of Lincoln Electric Holdings.

We are seeking your support against Carl Icahn, who is nominating three of his representatives to the CMC Board. **We believe Mr. Icahn's attempt to install his representatives on the Company's Board is part of a transparent plot to acquire the Company at a bargain basement price.** You can read here the reasons why the Board recommends stockholders reject Mr. Icahn's opportunistic offer and not tender their shares.

Our nominees are committed to serving the interests of all CMC stockholders. As you know, our Board and management have taken many important steps and have made significant progress on several key fronts to position CMC for enhanced performance in the current environment as well as for the anticipated improvement in CMC's end markets and to deliver strong returns for stockholders.

On this website, you can find information pertaining to our Annual Meeting, which will be held on Friday, February 3, 2012. We encourage you to read all the materials carefully. **The vote of every stockholder is important to the future of the Company. We urge you to vote today and we thank you for your support.**

Recent News

12/19/2011	Commercial Metals Company's Board Recommends Stockholders Reject Carl Icahn's Tender Offer and Not Tender Their Shares
12/19/2011	Commercial Metals Company Announces Guidance for First Quarter 2012 Earnings

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Press Releases

Date	Title	PDF
12/19/2011	Commercial Metals Company's Board Recommends Stockholders Reject Carl Icahn's Tender Offer and Not Tender Their Shares	
12/19/2011	Commercial Metals Company Announces Guidance for First Quarter 2012 Earnings	
12/19/2011	Commercial Metals Company Sends Letter to Stockholders	
12/09/2011	Commercial Metals Company's Board of Directors to Review Unsolicited Tender Offer From Carl Icahn	
12/06/2011	Commercial Metals Company Schedules 2012 Annual Meeting of Stockholders; Files Definitive Proxy Statement	
12/05/2011	Commercial Metals Company Rejects Carl Icahn's Unsolicited Proposal	
11/28/2011	Commercial Metals Company to Review Unsolicited Letter From Carl Icahn	
11/27/2011	Commercial Metals Company Files Preliminary Proxy Statement	

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Stockholder Letters

Date	Title
12/27/2011	December 27th Stockholder Letter
12/19/2011	December 19th Stockholder Letter

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Our Nominees

Our Board nominees are accomplished executives and experts in their fields, and they are fully committed to acting in your best interests. We believe our nominees are vastly superior to Carl Icahn's, who are closely tied to him, lack the qualifications and independence to serve all stockholders and are merely a vehicle to effectuate Mr. Icahn's attempt to buy the Company without paying a fair price.

We urge you to support the below three highly qualified nominees for election at our 2012 Annual Meeting of Stockholders.

Harold L. Adams

Joe Alvarado

Anthony A. Massaro



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Harold L. Adams



Served as Director Since 2004
Chairman Emeritus of RTKL Associates Inc.

Business Experience: Mr. Adams serves as Chairman Emeritus of RTKL Associates Inc., a global design firm, a position he has held since April 2003. Prior thereto, he served for 35 years as Chairman, President and Chief Executive Officer of RTKL Associates Inc.

Other Boards: Director of Legg Mason, Inc., Lincoln Electric Holdings, Inc. and Dewberry Inc., a private engineering company; Named a Distinguished Alumnus of Texas A&M University in 2011 and an Outstanding Alumni of Texas A&M College of Architecture in 1996.

Qualifications: Mr. Adams has accumulated broad experience in managerial and leadership matters in over 35 years of service as Chairman, President and Chief Executive Officer of an international architecture firm. Mr. Adams brings to the Board extensive knowledge of the construction industry, having served as Chairman of The Design-Build Institute of America and as a member of the National Academy of Construction. His service on the Board of Directors of other publicly traded companies provides our Board with additional perspective on the Company's operations and in the areas of management, operations and strategy. In addition, Mr. Adams has served as a leader on U.S. business advisory councils with Korea and China and the Services Policy Advisory Board to the U.S. Trade Negotiator and is Chairman of the Governor's International Advisory Council for the State of Maryland. In these roles, Mr. Adams worked in many major international markets in a myriad of economic climates and cultures.

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Joe Alvarado



Served as Director Since 2011
President and CEO of Commercial Metals Company

Business Experience: Mr. Alvarado joined the Company in April 2010 as Executive Vice President and Chief Operating Officer. He was named President and Chief Operating Officer on April 6, 2011, and in June 2011, he was appointed President and CEO effective September 1, 2011. He was appointed to our Board on September 1, 2011. Prior to joining Commercial Metals Company, Mr. Alvarado served as President and Chief Operating Officer at Dallas, Texas-based Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and gas, industrial, automotive and power generation industries from 2004 through 2007. He held such positions until United States Steel Corporation, a steel manufacturer, named him President of U.S. Steel Tubular Products in June 2007 after completing its acquisition of Lone Star Technologies, Inc. and its related companies, a position he held until March 2009. Mr. Alvarado began his career in steelmaking at Inland Steel Company in 1976, serving in positions in the finance and sales departments before being promoted to strategic planning manager in 1985, plate production manager in 1986 and automotive marketing and international development manager in 1987. He was appointed Vice President and General Manager of Sales and Marketing for Inland Bar Company in 1988, and he was promoted to President in 1995. Subsequently, Mr. Alvarado served as Executive Vice President-Commercial at Birmingham Steel Company from 1997 to 1998. In 1998, Mr. Alvarado joined Ispat North America Inc. as Vice President-Long Products Sales and Marketing, where he served until joining Lone Star Technologies in 2004.

Other Boards: Director of Spectra Energy Corp; Board member of the Petroleum Equipment Suppliers Association and the American Petroleum Industry; Member of the Independent Petroleum Association of America; Former board member of The Metal Service Center Institute.

Qualifications: Mr. Alvarado has extensive experience in the metals, trading and manufacturing industries, which provides him with a keen understanding of the Company's industry and customer and consumer dynamics. Mr. Alvarado's vast experience in the steel industry has provided him with valuable knowledge of accounting, sales, manufacturing, planning and operations, all of which are relevant to his leadership of the Company and his service on the Board. His experience in domestic and global, integrated and minimill, and flat and long products further qualify him to lead the Company and serve on our Board. His service as our President and CEO as well as a Director provides the Board with significant perspective on our global operations. His in-depth knowledge of the Company's strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and the Board. His role as President and CEO also enables him to provide important contributions to strengthening the Company's leadership, operations, strategy, growth and long-range plans.

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Thank You For Your Support

Anthony A. Massaro



Served as Director Since 1999
Retired – Former Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc.

Business Experience: Mr. Massaro served as President and Chief Executive Officer of Lincoln Electric Holdings, Inc., a manufacturer of welding and cutting equipment, from 1996 to January 2005, and as Chairman from May 1997 to October 2005. Prior to becoming Chief Executive Officer of Lincoln Electric, he served as President and Chief Operating Officer and also as President of both Lincoln Europe and Lincoln International. Prior to joining Lincoln Electric in 1993, Mr. Massaro served as a Group President of Westinghouse Electric Corporation, which he joined in 1967. Prior to his service as a Group President, he served as Westinghouse's Executive Vice President for the Industrials and Environmental Group and held a series of engineering and management positions in Westinghouse's nuclear, international and automation divisions.

Other Boards: Director of PNC Financial Services Group, Inc.; Former Director of Thomas Industries; Recipient of University of Pittsburgh School of Engineering Alumni of the Year Award in 2009; Recipient of The Ellis Island Medal of Honor in 1998.

Qualifications: Mr. Massaro has broad experience in leading a significant industrial enterprise, particularly with respect to international operations and business management. His service as the Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc. provides the Board with strong global business acumen and financial and strategic planning expertise. His strong international background provides our Board with additional perspective on corporate strategy and opportunities for current and future international operations. In addition, his public company directorship service provides our Board with experience in the areas of management, operations and strategy and provides additional perspective on the Company's operations.

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Thank You For Your Support

CMC Annual Meeting

- Home
- Press Releases
- Stockholder Letters
- Our Nominees
- **CMC SEC Filings**
- How to Vote
- Contact

CMC SEC Filings

Filing Date	Form	Description	Filing Group	PDF
12/27/2011	SC 14D9/A	Amendment to a previously filed SC 14D9	Mergers & Acquisitions	
12/27/2011	DEFA14A	Additional proxy soliciting materials – definitive	Proxy Filings	
12/19/2011	SC 14D9/A	Amendment to a previously filed SC 14D9	Mergers & Acquisitions	
12/19/2011	DEFA14A	Additional proxy soliciting materials – definitive	Proxy Filings	
12/19/2011	DEFA14A	Additional proxy soliciting materials – definitive	Proxy Filings	
12/19/2011	SC 14D9	Solicitation/recommendation statements	Mergers & Acquisitions	
12/09/2011	SC14D9C	Written public communication by the subject company relating to a tender offer by a third party	Other	
12/06/2011	DEFA14A	Additional proxy soliciting materials – definitive	Proxy Filings	
12/06/2011	DEFC14A	Definitive proxy statement in connection with contested solicitations	Proxy Filings	
12/05/2011	DEFA14A	Additional proxy soliciting materials – definitive	Proxy Filings	
12/05/2011	PRER14A	Proxy soliciting materials. Revised preliminary material	Proxy Filings	
11/28/2011	DEFA14A	Additional proxy soliciting materials – definitive	Proxy Filings	
11/28/2011	DEFA14A	Additional proxy soliciting materials – definitive	Proxy Filings	
11/23/2011	PREC14A	Preliminary proxy statement containing contested solicitations	Proxy Filings	
11/23/2011	8-K	Report of unscheduled material events or corporate event	Current Reports	

Commercial Metals Company

Thank You For Your Support

How to Vote

Your vote is important to the future of CMC. The Board urges you to vote FOR CMC's slate of nominees using the WHITE proxy card.

Voting by Mail. You can vote by mail by signing, dating and returning your WHITE proxy card in the postage-paid envelope provided.

Voting via the Internet. You can vote your shares via the Internet by visiting the website that appears on your WHITE proxy card.

Voting by Telephone. You can vote your shares by telephone by calling the number that appears on your WHITE proxy card.

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Contact

Your vote is important, no matter how many shares you own.

If you have questions about how to vote your shares or need additional assistance, please contact:

MacKenzie Partners Inc.
105 Madison Avenue
New York, New York 10016
Toll-free: (800) 322-2885
Collect: (212) 929-5500

For Media:
Debbie Miller/Chris Kittredge
Sard Verbinnen & Co
(212) 687-8080

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Forward-Looking Statements

The information on this website contains forward-looking statements. These forward-looking statements generally can be identified by words such as "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although the Company believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Developments that could impact the Company's expectations include the following: absence of global economic recovery or possible recession relapse; solvency of financial institutions and their ability or willingness to lend; success or failure of governmental efforts to stimulate the economy, including restoring credit availability and confidence in a recovery; continued sovereign debt problems in Greece and other countries within the euro zone and other foreign zones; customer non-compliance with contracts; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; litigation claims and settlements; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; unsuccessful or delayed implementation of new technology; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost minimization strategies; ability to retain key executives; court decisions and regulatory rulings; industry consolidation or changes in production capacity or utilization; global factors, including political and military uncertainties; currency fluctuations; interest rate changes; availability and pricing of raw materials, including scrap metal, energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; severe weather, especially in Poland; the pace of overall economic activity, particularly in China; and business disruptions, costs and future events related to the proxy contest and tender offer initiated by Carl Icahn and affiliated entities.

Important Additional Information

CMC's stockholders are strongly advised to carefully read CMC's solicitation/recommendation statement on Schedule 14D-9, which was filed with the U.S. Securities and Exchange Commission (the "SEC") on December 19, 2011, and any amendments or supplements thereto. CMC's solicitation/recommendation statement sets forth the reasons for the recommendation of CMC's Board of Directors and related information. Free copies of the solicitation/recommendation statement are available at the SEC's web site at www.sec.gov, or at the CMC web site at www.cmc.com or by writing to CMC at 6565 N. MacArthur Blvd., Suite 800, Irving, Texas 75039, Attn: Corporate Secretary. Copies may also be obtained from MacKenzie Partners, Inc. by calling (212) 929-5500 (call collect) or (800) 322-2885 (toll-free) or by emailing cmc@mackenziepartners.com.

Forward-Looking Statements

The information on this website contains forward-looking statements. These forward-looking statements generally can be identified by words such as "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although the Company believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Developments that could impact the Company's expectations include the following: absence of global economic recovery or possible recession relapse; solvency of financial institutions and their ability or willingness to lend; success or failure of governmental efforts to stimulate the economy, including restoring credit availability and confidence in a recovery; continued sovereign debt problems in Greece and other countries within the euro zone and other foreign zones; customer non-compliance with contracts; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; litigation claims and settlements; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; unsuccessful or delayed implementation of new technology; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost minimization strategies; ability to retain key executives; court decisions and regulatory rulings; industry consolidation or changes in production capacity or utilization; global factors, including political and military uncertainties; currency fluctuations; interest rate changes; availability and pricing of raw materials, including scrap metal, energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; severe weather, especially in Poland; the pace of overall economic activity, particularly in China; and business disruptions, costs and future events related to the proxy contest and tender offer initiated by Carl Icahn and affiliated entities.

Important Additional Information

CMC's stockholders are strongly advised to carefully read CMC's solicitation/recommendation statement on Schedule 14D-9, which was filed with the U.S. Securities and Exchange Commission (the "SEC") on December 19, 2011, and any amendments or supplements thereto. CMC's solicitation/recommendation statement sets forth the reasons for the recommendation of CMC's Board of Directors and related information. Free copies of the solicitation/recommendation statement are available at the SEC's web site at www.sec.gov, or at the CMC web site at www.cmc.com or by writing to CMC at 6565 N. MacArthur Blvd., Suite 800, Irving, Texas 75039, Attn: Corporate Secretary. Copies may also be obtained from MacKenzie Partners, Inc. by calling (212) 929-5500 (call collect) or (800) 322-2885 (toll-free) or by emailing cmc@mackenziepartners.com.

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